EXHIBIT 99.2


Contact: Diana Burton
         (732) 767-2255


                                                           For Immediate Release
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                U.S. INDUSTRIES EXTENDS SHARE REPURCHASE PROGRAM
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ISELIN, NJ, April 22, 1999 -- U.S. Industries, Inc. (NYSE-USI) announced today that it has authorized an additional share repurchase program to permit the purchase of up to $100 million of its outstanding stock. Purchases may be made from time to time, in the open market or privately, at prices deemed acceptable to management.

This authorization is in addition to the $100 million share repurchase program announced on February 10, 1999 which is essentially completed.

U.S. Industries is a diversified industrial management corporation with four business units: USI Bath and Plumbing Products, Lighting Corporation of America, USI Hardware and Tools, and USI Diversified. U.S. Industries has annualized sales of approximately $3.5 billion.

DISCLOSURE CONCERNING FORWARD-LOOKING STATEMENTS
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Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as consumer spending patterns, availability of consumer credit, interest rates, currency exchange rates, inflation rates, the level of residential and commercial construction, the level of automotive production, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.